Free Writing Prospectus Dated January 25, 2007	Filed pursuant to Rule 433(d) Registration Numbers 333-11678 and 333-133356

FINAL TERM SHEET

Dated January 25, 2007

Issuer:	Development Bank of Japan (DBJ)

Rating:	Aaa/AA-

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	US$ 900,000,000

Denomination:	US$ 100,000

Pricing date:	January 25, 2007

Settlement date:	February 1, 2007

Maturity date	February 1, 2017

Coupon:	5.125% (Semi-Annual, 30/360)

Interest payment dates:	Every February 1 and August 1 of each year, commencing August 1, 2007

Redemption price:	100%

Issue price:	99.098%

Spread:	US Treasury 4 5/8 11/2016 + 42.2bp

Joint Lead Managers	Merrill Lynch Pierce, Fenner & Smith Incorporated

Deutsche Bank Securities Inc.

Co-lead Managers	BNP PARIBAS

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

Listing	London Stock Exchange

You can Access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website:

http://www.sec.gov/Archives/edgar/data/1109609/000119312507009617/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling collect at 1-866-500-5408.